CANYON GOLD CORP

CANYON GOLD CORP. – *Acquires Vaportech3d Technology from a Nevada Corporation*

Released June 8, 2015

Las Vegas NV - CANYON GOLD CORP. (OTC-QB 'CGCC') (The Company) is pleased to announce that it has acquired a 100% interest in Vaportech3d a Nevada Corporation.

As part of the company strategic growth plan to enhance shareowner value, and recognizing the persistent but temporarily depressed market valuation for gold exploration holdings, after analysis the company has diversified to expand focus on revenues and value in a critical need market sector..

In acquiring Vaportech3d, the company has acquired a proprietary technology, including its research findings and related intellectual property that the company believes will be revolutionary in addressing the rapidly worsening medical crisis of healthcare-associated infections.

Vaportech3d's proprietary technology (cedar leaf oil vapor) disinfects buildings safely and while occupied, converting oil from naturally produced western red cedar leaf oil to vapor. **Vaportech3d**, is poised to provide hospitals, first in Canada, with a solution to the problem of ARO's (antimicrobial resistant organisms). Upon regulatory approval he company intends to expand the application into the United States, and beyond.

Our research team led by Dr. Jim Hudson of the Department of Pathology and Medicine at the University of British Columbia has proved that cedar leaf oil vapor is safe to use in occupied buildings, including critical care environments, and is effective at killing all antimicrobial organisms that are plaguing all hospitals.

We are pleased to announce that Dr. Hudson joined our Advisory Team

Video - Auditor General of Canada calls for prompt action to prevent today's issues from becoming tomorrow's problems. http://www.oag-bvg.gc.ca/internet/English/parl_vid_e_40402.html

MRSA, VRE, and C difficile are three bacteria commonly found in Canadian and U.S. hospitals. They can cause symptoms ranging from asymptomatic colonization to septic shock and death.

Each year in Canada alone about 8,000 Canadians die from hospital-acquired infections; 220,000 others get infected. Treatment is more costly than prevention; estimated costs for 2004 were $82 million. Costs are estimated at $129 million for 2010. That's $12,216 per infected MRSA patient per year due to:
• Prolonged hospitalization • Special control measures; • Expensive treatments; • Extensive surveillance

In the United States, the Centers for Disease Control healthcare-associated infection (HAI) prevalence survey, based on a large sample of U.S. acute care hospitals, found that on any given day about 1 in 25 hospital patients has at least one healthcare-associated infection. There were an estimated 722,000 HAIs in U.S acute care hospitals in 2011, the most recent complete data year. About 75,000 U.S. hospital patients with HAIs died during their hospitalizations. More than half of all HAIs occurred outside of the intensive care unit. The annual economic impact of such infections in the United States is estimated at nearly $50 billion.

Healthcare-associated infections include central line-associated bloodstream infections (CLABSI), catheter-associated urinary tract infections (CAUTI), select surgical site infections (SSI), hospital-onset Clostridium difficile infections (C. difficile), and hospital-onset methicillin-resistant Staphylococcus aureus (MRSA) bacteremia (bloodstream infections).

The required science to get a Hard Surface disinfection approval with Health Canada will also qualify CLOV for EPA certification. The EPA is the most stringent regulator and with its approval the company expects to receive global product certification.
Comprehensive on site tests have proven the viability of Vaportech3d's proprietary technology for use in not only the removal of air borne contaminants but hard service contaminants as well.

The new subsidiary will operate under its name 'Vaportech3d'.

THE COMPANY'S Gold Subsidiary, Long Canyon Gold Resources Corp. *'LCGRC'* owns 30 mineral lease claims and has the opportunity to acquire additional claims in the mineral-rich Spruce Ridge area as well as in the similarly mineralized Pequop Mountains of the Long Canyon Trend Area of Nevada. **These sections are adjacent to the original discovery acquire by Newmont Mining for 2.3 Billion Dollars.** It is the company's intention to explore its claims for the same type of target, a large tonnage gold deposit similar to the West Pequop Mountains Long Canyon type of Carlin Type gold deposit.

LCGRC is preparing and planning its phase two development program on its substantial Gold claims in Elko County Nevada. As gold market valuations improve in the near future the Company will proceed with its planned deposit exploration.

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On behalf of the Board of Directors, Stephen M. Studdert., President & CEO
Company Contact:
1 800 520-9485 Stephen Studdert, President
Email: cgcc@canyongoldexploration.com

The Company trades on the OTC-BB/QB tier of the OTC market. Investors can find Real-time quotes and market Information for the Company on http://www.otcmarkets.com/stock/CGCC/quote

Forward-Looking Statements

This news release includes certain "forward-looking statements". All statements other than statements of historical fact, included in this release, including, without limitation, statements regarding potential mineralization and reserves, exploration results, and future plans and objectives or expected results of the Company, are forward-looking statements that involve various risks and uncertainties. Forward looking statements in this news release include that we will carry out an exploration program and exercise our option to lease additional claims. There can be no assurance that such statements will prove to be accurate and actual outcomes and results could materially differ from what is expressed, implied, or forecasted in forward-looking statements. Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data; we may not be able to get equipment or labor as we need it; we with may not be able to raise sufficient funds to complete our intended exploration or carry on operations; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most recent reports filed with the Securities and Exchange Commission.